Exhibit 99.1

For Immediate Release	Contact:
David Portnoy Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL 2014

OLDSMAR, Fla. – March 3, 2015 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for its fiscal year 2014.

“In spite of a very competitive environment in the cord blood banking industry, Cryo-Cell International was able to increase revenues in fiscal 2014 by 6% from fiscal 2013,” said David Portnoy, Cryo-Cell’s Chairman and Co-CEO. “We hope to improve upon this during fiscal 2015.”

Financial Results

Revenue

Consolidated revenues for fiscal 2014 were approximately $20.1 million compared to approximately $19.0 million for fiscal 2013. The revenues for fiscal 2014 consisted of approximately $18.7 million in processing and storage fee revenue and approximately $1.5 million in licensee income, compared to approximately $17.7 million in processing and storage fee revenue and approximately $1.3 million in licensee income for fiscal 2013. Licensee income for the fiscal year ended November 30, 2014 consists of $794,000 related to Cryo-Cell de Mexico (“Mexico”) which is a result of Mexico paying off the remaining balance due under the amendment during the first quarter of fiscal 2014, which will not recur in future periods. The remaining licensee income consists of $677,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in India per the license agreement. Licensee income for the fiscal year ended November 30, 2013 consisted of $1.3 million in royalty income earned on the processing and storage of cord blood stem cell specimens in Mexico and India where the Company has license agreements.

Net Income

The Company reported net income in fiscal 2014 of $554,000, or $0.05 per basic and diluted share, compared to net income of $27,000, or $0.00 per basic and diluted share in fiscal 2013. Net income for the year ended November 30, 2014 principally resulted from a 6% increase in revenues and a settlement from litigation. This was offset by an 8% increase in selling, general and administrative expenses and a 6% increase in cost of sales. The increase in cost of sales is a result of the increase in laboratory costs associated with the processing technology the Company began using during the fourth quarter of fiscal 2013.

Cash and Cash Equivalent Position

As of November 30, 2014, the Company had cash and cash equivalents of $3.3 million. The Company’s cash decreased by approximately $646,000 during fiscal 2014, primarily as a result of approximately $2,671,000 used for the stock repurchase plan pursuant to which the Company repurchased 1,088,296 shares of the Company’s common stock during the twelve months ended November 30, 2014, offset by approximately $1,555,000 provided by operations and the release of approximately $764,000 of previously restricted cash in a trust. As of November 30, 2014, the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.